 Exhibit (a)(5)
Press Release
ADAMS DIVERSIFIED EQUITY FUND ANNOUNCES
COMMENCEMENT OF TENDER OFFER
BALTIMORE, MARYLAND, July 5, 2024 — Adams Diversified Equity Fund, Inc. (NYSE: ADX) announced today the commencement of the Fund’s previously announced tender offer to acquire in exchange for cash up to 10%, or 12,405,174 shares, of its issued and outstanding Common Stock, at a price equal to 98% of net asset value per share as of the close of ordinary trading on the New York Stock Exchange (“NYSE”) on August 2, 2024, or, if the tender offer is extended, the day the offer expires (the “Tender Offer”).
Registered shareholders who would like to participate should contact EQ Fund Solutions, the information agent for the Tender Offer, at 888-886-4425. Shareholders who own shares through a broker or other intermediary should contact their broker or other intermediary directly for further information.
Please note that the Tender Offer is optional for all shareholders. Shareholders who choose not to participate in this offer do not need to do anything at this time. Any shareholders who do not tender their shares will realize a proportionate increase in their equity interest in the Fund, to the extent that shares are purchased in the Tender Offer.
The Tender Offer commenced today and will terminate at 5:00 p.m., New York City time, on August 2, 2024, unless extended. Additional terms and conditions of the Tender Offer are set forth in its offering materials, which are being distributed to the Fund’s shareholders.
The Tender Offer is not conditioned on any minimum number of shares being tendered. If more than 10 percent of the Fund’s outstanding shares are tendered, the Fund will purchase its shares from tendering shareholders on a pro rata basis at the same offering price. Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s tendered shares. The Fund may also determine not to accept shares tendered in the Tender Offer under various circumstances, as set forth in the offering materials.
Investors are urged to read the important information relating to the Tender Offer filed with the Securities and Exchange Commission (“SEC”), including: (i) the Offer to Purchase; (ii) the Form of Letter of Transmittal; and (iii) the Press Release Announcing the Commencement of the Tender Offer. Once filed with the SEC, the Tender Offer materials may be obtained free of charge at the SEC’s website at www.sec.gov, on the Fund’s website: adamsfunds.com, or by calling EQ Fund Solutions, LLC at 888-886-4425.
This press release is not a recommendation, an offer to purchase, or a solicitation of an offer to sell shares of the Funds and is not a prospectus, circular or representation intended for use in the purchase or sale of Fund shares. The Tender Offer will be made only by an offer to purchase, a related letter of transmittal and other documents filed with the SEC as exhibits to the tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov.
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About Adams Funds
Since 1929, Adams Funds has consistently helped generations of investors reach their investment goals. Adams Funds is comprised of two closed-end funds, Adams Diversified Equity Fund, Inc. (NYSE: ADX) and Adams Natural Resources Fund, Inc. (NYSE: PEO). The Funds are actively managed by an experienced team with a disciplined approach and have paid dividends for more than 85 years across many market cycles. The Funds are committed to paying a minimum annual distribution rate of 8% of NAV or more, providing reliable income to long-term investors. Shares can be purchased through our transfer agent or through a broker. For more information about Adams Funds, please visit: adamsfunds.com.

For further information please contact: adamsfunds.com/about/contact or 800.638.2479
Statements in this press release that are not historical facts are “forward-looking statements” as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors which are, in some cases, beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements. All forward-looking statements are as of the date of this release only; the Fund undertakes no obligation to update or review any forward-looking statements.